Exhibit 99.1

INVO Fertility Announces Fiscal Year 2025 Financial Results

SARASOTA, Fla., June 2, 2026 — INVO Fertility, Inc. (Nasdaq: IVF) (“INVO Fertility” or the “Company”), a healthcare fertility company focused on the establishment, acquisition, and operation of fertility clinics and related businesses and technologies, today announced fiscal year 2025 financial results.

FY2025 Financial Highlights (all metrics compared to FY2024 unless otherwise noted)

●	Revenue was $6,841,250, an increase of 5% compared to $6,532,000.

●	Consolidated clinic revenue increased 4% to $6,721,057, compared to $6,450,431.

●	Revenue from all clinics was $8,021,929, including both consolidated and equity method clinics, an increase of 4% compared to $7,731,177.

●	Net loss from continuing operations was $(5.3) million compared to $(7.7) million.

●	Adjusted EBITDA (see table included) was $(3.2) million compared to $(2.2) million.

Recent Highlights

●	Financing and Balance Sheet Strengthening: The Company announced financing transactions in December 2025 ($4 million) and January 2026 ($7.5 million) representing approximately $11.5 million of aggregate gross proceeds before expenses, providing additional flexibility to execute the Company’s growth strategy and pay down certain liabilities. Further, as of March 31, 2026, all Series C-2 Preferred Stock had been converted or retired, warrant liabilities have been eliminated, and cash balances are higher, resulting in a further strengthening of the balance sheet and streamlined capitalization structure. After the first quarter 2026 financing and conversion of remaining Series C-2 Preferred Stock, the total common shares outstanding as of June 2, 2026 is approximately 1.8 million shares.

●	Indiana Expansion: The Company successfully closed the acquisition of Indiana-based Family Beginnings in February 2026, adding a fourth operational fertility clinic in the United States and expanding the Company’s Midwest presence. Family Beginnings generated approximately $1.2 million in revenue and approximately $0.2 million in net income for the trailing twelve-month period ended September 30, 2025.

●	Employer-benefit Access Expansion: Wisconsin Fertility Institute joined the Progyny network, broadening access to employer-sponsored patients and strengthening the Company’s payor mix.

●	Innovation and Intellectual Property: The Company continued investing in technology and platform differentiation through issuance of a new patent for its modified INVOcell device, extending protection through 2040.

●	Advanced Laboratory Innovation: The Company announced the availability of time-lapse incubation technology at the Wisconsin Fertility Institute, adding an advanced embryo monitoring solution intended to support informed clinical decision-making and enhance patient engagement, reinforcing the Company’s commitment to quality, innovation, and patient-centered fertility care.

●	Strengthened Operations Team: INVO is strengthening its operations through the addition of key support personnel with deep clinical operations experience to drive organizational growth, optimize day-to-day clinic performance, and support consistent, patient-centered care across INVO Fertility clinics.

●	New Organic Growth Initiatives: Starting in March 2026, the Company implemented a series of organic growth initiatives at its Atlanta clinic which are having meaningful impact.

Strategic Outlook

Over the past year, INVO Fertility has taken meaningful steps to simplify and strengthen its capital structure. Management believes the Company’s balance sheet is the strongest it has been in more than three years, providing additional optionality to pursue acquisitions from a position of strength, invest in organic growth initiatives, and navigate the market with greater confidence.

The Company believes fertility care remains supported by favorable long-term demand trends, expanding employer-benefit coverage, increased public awareness around access to care, and a more supportive environment for IVF. INVO’s strategic priorities are centered on driving organic growth across its existing clinics, integrating and expanding Family Beginnings, pursuing disciplined acquisitions that can enhance long-term earnings power, and continuing to expand the commercial and intellectual property value of the INVOcell platform.

Management Commentary

“This past year marked an important transition for INVO Fertility marked by meaningful progress across operations, acquisitions, and capital structure, positioning the Company for growth through both organic initiatives and strategic clinic acquisitions moving forward,” commented Steve Shum, CEO of INVO Fertility.

“We believe the business has now moved beyond stabilization and into a higher-growth phase. The financing actions completed around year-end and early 2026 improved our flexibility and clarity of capital structure, while the closing of the Family Beginnings acquisition expanded our clinic network to four operational fertility clinics. At the same time, we continue to see attractive opportunities to drive organic growth across our clinics through payer access expansion, added services, operational improvements, and patient-centered innovation. Importantly, our growing track record as an owner-operator of fertility clinics has enhanced our credibility in the marketplace. As sellers increasingly look for partners who understand both the clinical and operational aspects of fertility care, we believe INVO Fertility stands out as a trusted and capable acquirer.”

“As we look to the future, we are optimistic about what lies ahead. With a stronger operational foundation, a growing clinic network, a robust acquisition pipeline, and the improved balance sheet, INVO Fertility is well positioned for the next chapter of its growth,” Shum concluded.

Use of Non-GAAP Measure

Included in this press release is a reconciliation of Adjusted EBITDA. Adjusted EBITDA is a non-GAAP measure. This measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar terms. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

About INVO Fertility

We are a healthcare services fertility company dedicated to expanding access to assisted reproductive technology (“ART”) care to patients in need. Our principal commercial strategy is focused on building, acquiring, and operating fertility clinics, including “INVO Centers” dedicated primarily to offering the intravaginal culture (“IVC”) procedure enabled by our INVOcell® medical device (“INVOcell”) and US-based, profitable in vitro fertilization (“IVF”) clinics. We have four operational fertility clinics in the United States. We also continue to engage in the sale and distribution of INVOcell to third-party owned and operated fertility clinics. INVOcell is a proprietary and revolutionary medical device, and the first to allow fertilization and early embryo development to take place in vivo within the woman’s body. The IVC procedure provides patients with a more connected, intimate, and affordable experience in comparison to other ART treatments. We believe the IVC procedure can deliver comparable results at a fraction of the cost of traditional IVF and is a significantly more effective treatment than intrauterine insemination. For more information, please visit invofertility.com.

Safe Harbor Statement

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company invokes the protections of the Private Securities Litigation Reform Act of 1995. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

INVO Fertility, Inc.
Steve Shum, CEO
978-878-9505
sshum@invofertility.com

Investor Contact
Lytham Partners, LLC
Robert Blum
602-889-9700
INVO@lythampartners.com

INVO FERTILITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2025	2024
Revenue:
Clinic revenue	$6,721,057	$6,450,431
Product revenue	120,193	81,569
Total revenue	6,841,250	6,532,000
Operating expenses
Cost of services	4,282,167	3,645,565
Cost of goods sold	30,571	12,201
Selling, general and administrative	7,691,151	8,065,801
Research and development	-	4,880
Impairment of intangible assets	1,397,353	-
Loss on disposal of fixed assets	-	511,663
Depreciation and amortization	677,364	919,603
Total operating expenses	14,078,606	13,159,713
Loss from operations	(7,237,356)	(6,627,713)
Other income (expense):
Gain (loss) from equity method investment	31,294	9,045
Gain on changes in fair value	5,172,006	-
Gain on lease termination	-	94,551
Loss from debt extinguishment	(2,135,854)	(40,491)
Loss on issuance of warrants	(943,862)	-
Gain on settlement of liability	929,500	-
Interest expense	(1,302,074)	(1,035,143)
Total other income (expense )	1,751,010	(972,038)
Net loss from continuing operations before income taxes	(5,486,346)	(7,599,751)
Provision (benefit) for income taxes	(150,371)	140,202
Net loss from continuing operations	(5,335,975)	(7,739,953)
Loss on disposition	(1,534,517)	-
Loss from discontinued operations	(16,452,562)	(1,519,000)
Net loss	(23,323,054)	(9,258,953)
Common stock warrants deemed dividends	(1,807,170)	(250,635)
Net loss attributable to common shareholders	$(25,130,224)	$(9,509,588)

Net loss from continuing operations per common share:
Basic	$(45.57)	$(3,078.74)
Diluted	$(45.57)	$(3,078.74)

Net loss from discontinued operations per common share:
Basic	$(153.63)	$(604.21)
Diluted	$(153.63)	$(604.21)

Net loss per common share:
Basic	$(214.64)	$(3,782.65)
Diluted	$(214.64)	$(3,782.65)

Weighted average number of common shares outstanding:
Basic	117,083	2,514
Diluted	117,083	2,514

Adjusted EBITDA

	For the Year Ended
	December 31,
	2025	2024

Net loss from continuing operations	$(5,335,975)	$(7,739,953)
Interest expense	119,095	412,860
Amortization of debt discount	1,182,979	622,283
Tax expense (benefit)	(150,371)	140,202
Depreciation and amortization	677,364	919,603
Stock-based compensation	1,290,482	1,246,918
Stock option expense	178,729	342,728
Non cash compensation for services	135,000	180,000
Reserve on other assets receivable	-	498,592
Gain on changes in FV	(5,172,006)	-
Loss on issuance of warrants	943,862	-
Loss on disposal of fixed assets	-	511,663
Gain on lease termination	-	(94,551)
Loss from debt extinguishment	2,135,854	40,491
Gain on settlement of liability	(929,500)	-
Impairment of intangible assets	1,397,353	-
Merger-related costs	354,333	671,000
Adjusted EBITDA	$(3,172,801)	$(2,248,164)